                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                 THERMO ECOTEK
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

[THERMO ECOTEK LOGO]
245 Winter Street, Suite 300
Waltham, Massachusetts 02154

                                                                    February 5,
                                                                           1999

Dear Stockholder:

  The enclosed Notice calls the 1999 Annual Meeting of the Stockholders of Thermo Ecotek Corporation. I respectfully request all Stockholders to attend this meeting, if possible.

  Our Annual Report for the fiscal year ended October 3, 1998, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

  Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

  I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours very truly,

                                          /s/ Brian D. Holt

                                          Brian D. Holt
                                          President and Chief Executive
                                          Officer

[THERMO ECOTEK LOGO]
245 Winter Street, Suite 300
Waltham, Massachusetts 02154

                                                               February 5, 1999

To the Holders of the Common Stock of
THERMO ECOTEK CORPORATION

                           NOTICE OF ANNUAL MEETING

  The 1999 Annual Meeting of the Stockholders of Thermo Ecotek Corporation (the "Corporation") will be held on Wednesday, March 10, 1999, at 11:00 a.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454. The purpose of the meeting is to consider and take action upon the following matters:

    1. Election of seven directors.

    2. Such other business as may properly be brought before the meeting and any adjournment thereof.

  The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is January 20, 1999.

  The by-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

  This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                          Sandra L. Lambert
                                              Secretary

                                PROXY STATEMENT

  The enclosed proxy is solicited by the board of directors of Thermo Ecotek Corporation (the "Corporation") for use at the 1999 Annual Meeting of the Stockholders (the "Meeting") to be held on Wednesday, March 10, 1999, at 11:00 a.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454, and any adjournment thereof. The mailing address of the executive offices of the Corporation is 245 Winter Street, Suite 300, Waltham, Massachusetts 02154. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about February 9, 1999.

                               VOTING PROCEDURES

  The board of directors intends to present to the Meeting the election of seven directors, constituting the entire board of directors.

  The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.10 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

  Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

  In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

  A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy, or by voting by ballot at the Meeting.

  The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of January 20, 1999, consisted of 35,935,603 shares of Common Stock. Only Stockholders of record at the close of business on January 20, 1999, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Seven directors are to be elected at the Meeting, each to hold office until his or her successor is chosen and qualified or until his or her earlier resignation, death or removal.

Nominees for Directors

  Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its majority-owned subsidiary, Thermo Trilogy Corporation, and of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for the biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

 Jerry P. Davis......... Mr. Davis, 65, has been a director of the Corporation since its inception in 1989. He also served as the
                         chairman of the board of the Corporation from February
                         1994 to January 1997, and as the Corporation's
                         president and chief executive officer from 1989 until
                         February 1994. Mr. Davis was also a vice president of
                         Thermo Electron from January 1986 through December
                         1996.
 George N. Hatsopoulos.. Dr. Hatsopoulos, 72, has been a director of the
                         Corporation since its inception in 1989. Dr.
                         Hatsopoulos has been the chairman of the board and
                         chief executive officer of Thermo Electron since 1956.
                         He also served as the president of Thermo Electron
                         from 1956 until January 1997. Dr. Hatsopoulos is also
                         a director of Photoelectron Corporation, Thermedics
                         Inc., Thermo Electron, Thermo Fibertek Inc., Thermo
                         Instrument Systems Inc., Thermo Optek Corporation,
                         ThermoQuest Corporation and ThermoTrex Corporation.
                         Dr. Hatsopoulos is the brother of Mr. John N.
                         Hatsopoulos, a director of the Corporation.
 John N. Hatsopoulos.... Mr. Hatsopoulos, 64, has been a director of the
                         Corporation since 1990. He served as the chief
                         financial officer and senior vice president of the
                         Corporation from 1989 and 1997, respectively, until
                         his retirement at the end of 1998, and as a vice
                         president from 1989 until 1997. Mr. Hatsopoulos was
                         the president of Thermo Electron from 1997 until 1998
                         and its chief financial officer from 1988 until 1998.
                         Prior to his appointment as president of Thermo
                         Electron, he served as an executive vice president
                         from 1986 until 1998. Mr. Hatsopoulos is also a
                         director of LOIS/USA Inc., Thermedics Inc., Thermo
                         Fibertek Inc., Thermo Electron, Thermo Instrument
                         Systems Inc., Thermo Power Corporation, Thermo
                         TerraTech Inc. and US Liquids Inc. Mr. Hatsopoulos is
                         the brother of Dr. George N. Hatsopoulos, a director
                         of the Corporation.
 Brian D. Holt  ........ Mr. Holt, 50, has been a director of the Corporation since January 1995 and president and chief executive
                         officer of the Corporation since February 1994. He has
                         been the chief operating officer, environmental and
                         energy, of Thermo Electron since September 1998. From
                         March 1996 to September 1998, he was a vice president
                         of Thermo Electron. For more than five years prior to
                         his appointment as an officer of the Corporation, he
                         was president and chief executive officer of Pacific
                         Generation Company, a financier, builder, owner and
                         operator of independent power facilities. Mr. Holt is
                         also a director of KFx, Inc., Thermo TerraTech Inc.,
                         The Randers Killam Group Inc., ThermoRetec Corporation
                         and Thermo Power Corporation.
 Frank Jungers.......... Mr. Jungers, 72, has been a director of the
                         Corporation since its inception in 1989 and its
                         chairman of the board since January 1997. Mr. Jungers
                         has been a self- employed consultant on business and
                         energy matters since 1977. Mr. Jungers was employed by
                         the Arabian American Oil Company from 1974 through
                         1977 as chairman and chief executive officer. Mr.
                         Jungers is also a director of The AES Corporation,
                         Donaldson, Lufkin & Jenrette, Georgia-Pacific
                         Corporation, ONIX Systems Inc., Thermo Electron and
                         ThermoQuest Corporation.

 William A. Rainville.. Mr. Rainville, 56, has been a director of the
                        Corporation since November 1995. He has been president
                        and chief executive officer of Thermo Fibertek Inc., a
                        majority-owned subsidiary of Thermo Electron that
                        develops and manufactures equipment and products for
                        the papermaking and paper-recycling industries, since
                        its inception in 1991 and has been chief operating
                        officer, recycling and recovery systems, of Thermo
                        Electron since September 1998. Prior to that time, Mr.
                        Rainville had been a senior vice president of Thermo
                        Electron from March 1993 to September 1998; and a vice
                        president of Thermo Electron from 1986 to 1993. Mr.
                        Rainville is also a director of Thermo Fibergen Inc.,
                        Thermo Fibertek Inc., ThermoRetec Corporation and
                        Thermo TerraTech Inc.
 Susan F. Tierney...... Dr. Tierney, 47, has been a director of the Corporation since March 1996. Dr. Tierney is a partner with the
                        Economics Resource Group, an economics/policy
                        consulting firm. From March 1993 to May 1993, Dr.
                        Tierney was a consultant for the U.S. Department of
                        Energy, and from May 1993 to July 1995, she served as
                        Assistant Secretary for Policy for the U.S. Department
                        of Energy. Prior to that appointment, Dr. Tierney
                        served as Secretary of Environmental Affairs for the
                        Commonwealth of Massachusetts from January 1991 to
                        March 1993 and as Commissioner of the Department of
                        Public Utilities for the Commonwealth of Massachusetts
                        from 1988 to January 1991. Dr. Tierney is also a
                        director of The Randers Killam Group Inc.

Committees of the Board of Directors and Meetings

  The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Dr. Tierney (Chairman) and Mr. Jungers. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Jungers (Chairman) and Dr. Tierney. The human resources committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met six times, the audit committee met four times and the human resources committee met twice during fiscal 1998. Each director attended at least 75% of all meetings of the board of directors and committees on which he or she served held during fiscal 1998, except Mr. J. Hatsopoulos who attended 67% of such meetings. Mr. J. Hatsopoulos was the chief financial officer of Thermo Electron and its subsidiaries during this period of time and was required to travel extensively in this position. Mr. J. Hatsopoulos missed two meetings due to travel on company business.

Compensation of Directors

 Cash Compensation

  Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of outside directors' fees is made quarterly. Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Holt and Mr. Rainville are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

 Deferred Compensation Plan for Directors

  Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his or her cash fees until he or she ceases to serve as a director, dies or retires from his or her principal occupation. In the event of a change in control or proposed change in control of the

Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 37,500 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of November 28, 1998, deferred units equal to 7,188.48 shares of Common Stock were accumulated under the Deferred Compensation Plan.

 Directors Stock Option Plan

  The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock of the Corporation and its majority-owned subsidiaries to outside directors as additional compensation for their services as directors. The Directors Plan provides for the grant of stock options upon an outside director's initial appointment and awards options to purchase 1,000 shares annually to outside directors.

  Under the Directors Plan, an outside director who was appointed prior to December 31, 1994 was automatically granted an option to purchase 36,000 shares of Common Stock upon his or her initial appointment as a director. These options are presently exercisable and expire on the seventh anniversary of the date of grant. However, the shares acquired upon exercise are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company, which repurchase right lapses ratably over a five-year period. Pursuant to amendments to the plan adopted in 1994, the size of this initial grant was reduced and eventually discontinued effective as of January 1, 1997. Under this provision of the amended plan, Dr. Tierney was granted an option to purchase 7,200 shares of Common Stock upon her election as a director in March 1996. This option is presently exercisable and expires on the fifth anniversary of the date of grant. Shares acquired upon exercise of this option would have been subject to repurchase by the Corporation at the exercise price if the recipient had ceased to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

  In addition, under the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock commencing with the 1996 Annual Meeting of the Stockholders. The annual grant is made at the close of business on the date of the Annual Meeting of the Stockholders to each outside director then holding office. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

  The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of November 28, 1998, options to purchase 13,200 shares of Common Stock were outstanding and 86,200 shares of Common Stock had been granted under the Directors Plan, no options had lapsed, 73,000 options had been exercised, and options to purchase 138,800 shares of Common Stock were reserved and available for grant.

 Compensation of the Chairman of the Board

  Mr. Jungers was appointed the chairman of the board of the Corporation in January 1997. Mr. Jungers is not an employee of the Corporation or of any other company affiliated with Thermo Electron. For his service as chairman of the board, Mr. Jungers receives an additional meeting fee equal to $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone. He also receives an additional option to purchase 1,000 shares of the Common Stock at an exercise price equal to the average closing price for the five days preceding and including the date of grant, which is awarded at the first regular meeting of the board of directors following the Annual Meeting of the Stockholders in conjunction with his reappointment as chairman of the board.

Stock Ownership Policies for Directors

  During fiscal 1996, the human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within three years of their appointment. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1996, which is described in the Committee Report on Executive Compensation--Stock Ownership Policies.

  In addition, the Committee adopted a policy requiring directors to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options. Under this policy, directors are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in the Committee Report on Executive Compensation--Stock Ownership Policies.

                                STOCK OWNERSHIP

  The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of the Corporation's majority-owned subsidiary, Thermo Trilogy Corporation ("Thermo Trilogy"), and its parent company, Thermo Electron, as of November 28, 1998, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.

  While certain directors and current executive officers of the Corporation are also directors and current executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.

                                  Thermo Ecotek  Thermo Electron Thermo Trilogy
              Name (1)           Corporation (2) Corporation (3) Corporation (4)
              --------           --------------- --------------- ---------------
      Thermo Electron
       Corporation (5).........    33,696,106             N/A           N/A
      Brian D. Chatlosh........        30,984          20,994             0
      Jerry P. Davis...........       100,426          35,670             0
      Floyd M. Gent............        60,380          33,100             0
      George N. Hatsopoulos....        25,579       3,564,256             0
      John N. Hatsopoulos......        15,569         823,854             0
      Brian D. Holt............       210,000         284,793             0
      Frank Jungers............        47,335         175,754         3,000
      John T. Miller...........        48,000          16,500             0
      Randall W. Miselis.......        47,706          15,855             0
      Parimal S. Patel.........        88,868          59,224             0
      William A. Rainville.....         4,467         357,709             0
      Susan F. Tierney.........        12,485               0             0
      All directors and current
       executive
       officers as a group (14
       persons)................       709,799       5,821,834         3,000

--------
(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron and Thermo Trilogy beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.
(2) Shares of the Common Stock beneficially owned by each director and current executive officer and by all directors and current executive officers as a group exclude 33,696,106 shares beneficially owned by Thermo Electron. Shares beneficially owned by Mr. Chatlosh, Mr. Davis, Mr. Gent, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Holt, Mr. Jungers, Mr. Miller, Mr. Miselis, Mr. Patel, Dr. Tierney and all directors and current executive officers as a group include 28,500, 9,000, 55,800, 15,000, 13,257,
    210,000, 5,500, 48,000, 45,900, 49,000, 9,700 and 507,657 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1998, through the exercise of stock options. Shares of the Common Stock beneficially owned by Mr. Jungers, Dr. Tierney and all directors and current executive officers as a group include 1,285, 1,785 and 3,070 full shares allocated through November 28, 1998, to their respective accounts maintained pursuant to the Corporation's deferred compensation plan for directors. Shares beneficially owned by Mr. Jungers include 500 shares held by Mr. Jungers' spouse. No director or current executive officer beneficially owned more than 1% of the Common Stock outstanding as of November 28, 1998; all directors and executive officers as a group beneficially owned 1.97% of the Common Stock outstanding as of such date.
(3) Shares of the common stock of Thermo Electron beneficially owned by Mr. Chatlosh, Mr. Davis, Mr. Gent, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Holt, Mr. Jungers, Mr. Miller, Mr. Miselis, Mr. Patel, Mr. Rainville and all directors and current executive officers as a group include 20,050, 5,377, 33,100, 1,849,500, 762,735, 284,100, 9,125, 16,300, 15,100, 29,712,
    293,287 and 3,691,158 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1998, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Davis, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and all directors and current executive officers as a group include 1,716, 2,266, 2,036 and 8,515 full shares, respectively, allocated to accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were, as of November 28, 1998, executive officers of Thermo Electron. Shares of the common stock of Thermo Electron beneficially owned by Mr. Jungers and all directors and current executive officers as a group include 80,427 full shares allocated through November 28, 1998, to Mr. Junger's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 158,351 shares held by Dr. G. Hatsopoulos' spouse, 408,664 shares held by a family trust of which Dr. G. Hatsopoulos' spouse is the trustee, 500,000 shares held by a trust of which Dr. G. Hatsopoulos is the trustee and 153 shares allocated to the account of Dr. G. Hatsopoulos' spouse maintained pursuant to Thermo Electron's employee stock ownership plan. Shares beneficially owned by Dr. G. Hatsopoulos also include 50,000 shares that a family trust of which Dr. G. Hatsopoulos' spouse is the trustee has the right to acquire within 60 days of November 28, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Jungers include 4,500 shares held by Mr. Jungers' spouse. As of November 28, 1998, no director or current executive officer beneficially owned more than 1% of the Thermo Electron common stock outstanding as of November 28, 1998, other than Dr.
    G. Hatsopoulos, who beneficially owned 2.22% of such common stock; all directors and current executive officers as a group beneficially owned approximately 3.64% of the Thermo Electron common stock outstanding as of November 28, 1998.
(4) The beneficial ownership of shares of the common stock of Thermo Trilogy is presented as of November 28, 1998. As of November 28, 1998, no director or current executive officer beneficially owned more than 1% of the outstanding common stock of Thermo Trilogy; all directors and current executive officers as a group beneficially owned less than 1% of Thermo Trilogy common stock outstanding as of such date.
(5) Thermo Electron beneficially owned 93.77% of the Common Stock as of November 28, 1998. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of November 28, 1998, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1998, except in the following instances. Thermo Electron filed six Forms 4 late, reporting a total of 81 transactions, including 73 open market purchases of shares of Common Stock, six transactions associated with the grant, exercise and lapse of options to purchase common stock granted to employees under its stock option program and two conversions to common stock of the Corporation's 4% convertible debentures.

                            EXECUTIVE COMPENSATION

  The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer, four other most highly compensated executive officers who were serving as executive officers at October 3, 1998, and one additional individual for whom disclosure would have been required but for the fact that such individual was not serving as an executive officer at October 3, 1998 (the "named executive officers") for the last three full fiscal years. The Corporation has a fiscal year that is the 52- or 53-week period ending on the Saturday nearest September 30.

  The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                           Summary Compensation Table

                                                            Long Term
                                                           Compensation
                                                    --------------------------
                                                     Securities
                                                     Underlying
                                       Annual          Options
                                    Compensation       (No. of     All Other
   Name And Principal     Fiscal ------------------  Shares and   Compensation
        Position           Year   Salary  Bonus (1) Company) (2)      (3)
   ------------------     ------ -------- --------- ------------- ------------
Brian D. Holt (4)........  1998  $198,000      n/a                  $ 6,429
 Chief Executive Officer
  and                      1997  $182,250 $189,000  60,000 (TCK)    $ 6,107
President                                           40,000 (TRIL)
                           1996  $153,400 $ 112,00     150 (TMO)    $   360
                                                     2,000 (TBA)
                                                     2,000 (TFG)
                                                     5,000 (TLZ)
                                                     2,000 (TLT)
                                                     6,000 (TOC)
                                                     6,000 (TMQ)
                                                     2,000 (TSR)
                                                     4,000 (TXM)
Parimal S. Patel.........  1998  $170,000 $ 68,400   2,700 (TCK)    $ 6,850
 Executive Vice President                            5,300 (TMO)
                           1997  $167,000 $ 51,500  15,800 (TCK)    $ 6,993
                                                     2,400 (TMO)
                                                     2,500 (TRIL)
                           1996  $167,000 $ 64,000  17,850 (TMO)    $ 6,750
Floyd M. Gent............  1998  $138,700 $ 55,800     600 (TCK)    $ 7,200
 Vice President,                                     3,000 (TMO)
 President, Clean Fuels    1997  $ 133,00 $ 45,300     100 (TMO)    $ 7,359
 Division                                            2,500 (TRIL)
                           1996  $130,000 $ 49,500   7,500 (TMO)    $ 7,866
John T. Miller (5).......  1998  $ 76,154 $ 65,000  38,000 (TCK)    $19,500(7)
 Vice President,                                    16,300 (TMO)
 President, Clean Power
  Division                                           5,000 (TRIL)   $ 7,866
Randall W. Miselis.......  1998  $100,600 $ 38,400     400 (TCK)    $ 5,847
 Vice President,
  Accounting &                                         100 (TMO)
 Administration            1997  $ 93,000 $ 29,100     100 (TCK)    $ 5,643
                                                     2,500 (TRIL)
                           1996  $ 87,500 $ 32,500  30,000 (TCK)    $ 4,923
                                                    15,000 (TMO)
Brian D. Chatlosh (6)....  1998  $120,000 $ 66,900     200 (TMO)    $ 5,880
 Vice President, Business  1997  $113,750 $ 36,300     200 (TMO)    $ 6,686
 Development                                        10,000 (TRIL)
                           1996  $107,625 $ 38,500  15,000 (TCK)    $ 5,526
                                                    15,150 (TMO)

--------
(1) The bonus amounts for fiscal 1996 represent the bonuses paid for performance during the calendar year in which the Corporation's fiscal year-end occurred, calendar 1996. Beginning with fiscal 1997, the Corporation changed its compensation practices to determine bonuses for the named executive officers other than the chief executive officer based on fiscal year performance not calendar year performance. Accordingly, for all named executive officers other than Mr. Holt, the bonus for fiscal 1997 represents the prorated bonus paid for performance during the nine-month period from January 1, 1997 through September 27, 1997. For subsequent fiscal years, the bonus for named executive officers represents the bonus for the entire 12 months. Due to Mr. Holt's position as chief operating officer, environmental and energy, of Thermo Electron, his bonus will continue to be determined and paid based on performance for the calendar year. Mr. Holt's bonus for 1998 has not been determined as of the date hereof.
(2) In addition to receiving options to purchase Common Stock of the Corporation (designated in the table as TCK), the named executive officers have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program in their capacities as officers of the Corporation. Options have been granted during the period covered by the table to the named executive officers in the following Thermo Electron companies: the Corporation (designated in the table as TCK), Thermo Electron (designated in the table as TMO), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Trilogy Corporation (designated in the table as TRIL) and Trex Medical Corporation (designated in the table as TXM). Mr. Holt was appointed an officer of Thermo Electron in March 1996 and has been granted options to purchase common stock of Thermo Electron since that date. These options are not reported in the table as they were granted as compensation for service in a capacity other than in his capacity as the chief executive officer of the Corporation.
(3) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.
(4) Mr. Holt was appointed chief executive officer of the Corporation in February 1994 and vice president of Thermo Electron in March 1996 and chief operating officer, energy and environmental, of Thermo Electron in September 1998. Mr. Holt has also been responsible for certain operations of Thermo Electron since the commencement of his employment in February 1994, and a portion of his annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron in each of the fiscal years reported for the time he devoted to these responsibilities. The annual cash compensation (salary and bonus) reported in the table for Mr. Holt represents the amount paid by the Corporation for Mr. Holt's services as its chief executive officer. For each of calendar 1998, 1997 and 1996, approximately 90%, 90% and 80%, respectively, of Mr. Holt's salary earned in all capacities throughout the Thermo Electron organization was paid by the Corporation for his services as its chief executive officer. For calendar 1998, 1997 and 1996, approximately 90%, 82% and 46%, respectively, of Mr. Holt's total bonus earned in all capacities throughout the Thermo Electron organization was paid by the Corporation for his performance as the Corporation's chief executive officer.
(5) Mr. Miller was appointed vice president of the Corporation, effective as of March 23, 1998.
(6) Mr. Chatlosh is the vice president, business development of the Corporation, a position he has held since January 1996. In March 1998, the Board of Directors reorganized officer positions and functions, and Mr. Chatlosh is no longer considered an executive officer for purposes of the federal securities laws.
(7) Represents $4,500 of temporary living expenses and $15,000 of travel and relocation expenses.

Stock Options Granted During Fiscal 1998

  The following table sets forth information concerning individual grants of stock options by the Corporation and other Thermo Electron companies made during fiscal 1998 to the Corporation's chief executive officer and the other named executive officers in their capacities as executive officers of the Corporation. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

  Mr. Holt has been granted options to purchase common stock of Thermo Electron since March 1996 as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation. Accordingly, such options have not been reported in the table.

                         Option Grants in Fiscal 1998

                                                                                  Potential Realizable
                                                                                    Value at Assumed
                                                Percent of                        Annual Rates of Stock
                                               Total Option                        Price Appreciation
                         Number of Securities   Granted to   Exercise              for Option Term (2)
                          Underlying Options   Employees in  Price Per Expiration --------------------- ---
          Name                Granted (1)      Fiscal Year     Share      Date        5%        10%
          ----           --------------------  ------------  --------- ---------- ---------- ----------
Brian D. Holt...........          --               --             --       --         --         --
Parimal S. Patel........      2,700 (TCK)          3.3%       $19.25    03/11/01  $    8,181 $   17,199
                              2,400 (TMO)          0.1% (3)   $34.50    06/02/03  $   22,872 $   50,544
                              2,900 (TMO)          0.1% (3)   $16.20    09/23/03  $   12,992 $   28,681
Floyd M. Gent...........        600 (TCK)          0.7%       $19.25    03/11/01  $    1,818 $    3,822
                                100 (TMO)         0.01% (3)   $34.50    06/02/03  $      953 $    2,106
                              2,900 (TMO)          0.1% (3)   $16.20    09/23/03  $   12,992 $   28,681
John T. Miller..........      8,000 (TCK)          9.9%       $19.23    03/23/03  $   42,480 $   93,920
                             30,000 (TCK)         36.9%       $19.23    03/23/05    $234,900 $  547,200
                              2,000 (TMO)          0.1% (3)   $37.75    03/23/03  $   20,860 $   46,100
                              4,300 (TMO)          0.2% (3)   $16.20    09/23/03  $   19,264 $   42,527
                             10,000 (TMO)          0.5% (3)   $37.75    03/23/05  $  153,700 $  358,100
                              5,000 (TRIL)        11.2%       $ 8.25    03/23/05  $   16,800 $   39,150
Randall W. Miselis......        400 (TCK)          0.5%       $19.25    03/11/01  $    1,212 $    2,548
                                100 (TMO)         0.01% (3)   $34.50    06/02/03  $      953 $    2,106
Brian D. Chatlosh.......        200 (TMO)         0.01% (3)   $34.50    06/02/03  $    1,906 $    4,212

--------
(1) As part of Thermo Electron's stock option program, options have been granted during fiscal 1998 to the named executive officers to purchase the common stock of the Corporation (designated in the table as TCK), Thermo Electron (TMO) and Thermo Trilogy Corporation (TRIL). All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase shares of Thermo Trilogy Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under
    Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and
    (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a one- to five-year period, depending on the option term, which may vary from three to seven years, provided the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.
(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.
(3) These options were granted under stock option plans maintained by Thermo Electron and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

Stock Options Exercised During Fiscal 1998 and Fiscal Year-End Values

  The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options to purchase shares of Thermo Electron companies held at the end of fiscal 1998 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

  Aggregated Option Exercised In Fiscal 1998 And Fiscal 1998 Year-end Option
                                    Values

                                                                         Number of
                                                                        Unexercised
                                                                     Options at Fiscal      Value of
                                              Shares                      Year-End         Unexercised
                                            Acquired on    Value       (Exercisable/      In-the-money
          Name                Company        Exercise   Realized (1) Unexercisable) (2)      Options
          ----                -------       ----------- ------------ ------------------ -----------------
Brian D. Holt (3)...     Thermo Ecotek           --           --     210,000 /0         $1,517,850 /--
                         Thermo Electron         --           --     138,750 /0     (4) $        0 /--
                         Thermo BioAnalysis      --           --       2,000 /0         $    1,250 /--
                         Thermo Fibergen         --           --       2,000 /0         $        0 /--
                         ThermoLase              --           --       5,000 /0         $        0 /--
                         ThermoLyte              --           --           0 /2,000             -- /$0(5)
                         Thermo Optek            --           --       6,000 /0         $        0 /--
                         ThermoQuest             --           --       6,000 /0         $        0 /0
                         Thermo Sentron          --           --       2,000 /0         $        0 /--
                         Thermo Trilogy          --           --           0 /40,000            -- /$0(5)
                         Trex Medical            --           --       4,000 /0         $        0 /--
Parimal S. Patel........ Thermo Ecotek         3,750      $52,500     41,000 /0         $  243,713 /--
                         Thermo Electron       5,212      $91,109     29,712 /0     (4) $    2,702 /--
                         Thermo Fibergen         --           --       2,700 /0         $   12,150 /--
                         ThermoTrex            1,080      $20,034         -- /--                -- /--
                         Thermo Trilogy          --           --           0 /2,500             -- /$0(5)
Floyd M. Gent........... Thermo Ecotek         7,500      $85,313     53,100 /0         $  492,188 /--
                         Thermo Electron         --           --      33,100 /0         $        0 /--
                         Thermo Trilogy          --           --          -- /2,500             -- /$0(5)
Brian D. Chatlosh....... Thermo Ecotek        12,750      $70,892     28,500 /0         $  206,738 /--
                         Thermo Electron         --           --      20,050 /0         $        0 /--
                         Thermo Trilogy          --           --           0 /10,000            -- /$0(5)
John T. Miller.......... Thermo Ecotek           --           --      38,000 /0         $        0 /--
                         Thermo Electron         --           --      16,300 /0         $        0 /--
                         Thermo Trilogy          --           --           0 /5,000             -- /$0(5)
Randall W. Miselis...... Thermo Ecotek           --           --      45,500 /0         $  300,226 /--
                         Thermo Electron         --           --      15,100 /0         $        0 /--
                         Thermo Trilogy          --           --           0 /2,500             -- /$0(5)

--------
(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.
(2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase shares of ThermoLyte Corporation and Thermo Trilogy Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from three to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.
(3) As an officer of Thermo Electron, Mr. Holt also holds unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.
(4) Options to purchase 67,500 and 15,000 shares of the common stock of Thermo Electron granted to Mr. Holt and Mr. Patel, respectively, are subject to the same terms described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.
(5) No public market existed for the shares as of October 3, 1998. Accordingly, no value in excess of the exercise price has been attributed to these options.

Executive Retention Agreements

  Thermo Electron has entered into agreements with certain executive officers and key employees of the Corporation that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated for any reason, other than for cause, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (1) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to be constituted of a majority of directors who are "continuing directors", which term is defined to include directors who are members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

  In 1998, Thermo Electron authorized an executive retention agreement with each of Brian D. Holt, Floyd M. Gent and John T. Miller. These agreements provide that in the event the individual's employment is terminated within 18 months after a change in control, the individual would be entitled to a lump sum payment equal to the sum of (a) in the case of Mr. Holt, two times, and in the case of Mr. Gent and Mr. Miller, one times, the individual's highest annual base salary in any 12 months period during the prior five year period, plus (b) in the case of Mr. Holt, two times, and in the case of Mr. Gent and Mr. Miller, one times, the individual's highest annual bonus in any 12 month period during the prior five year period. In addition, the individual would be provided benefits for a period of, in the case of Mr. Holt two years, and in the case of Mr. Gent and Mr. Miller, one year, after such termination substantially equivalent to the benefits package the individual would have been otherwise entitled to receive if the individual was not terminated. The individual would also be entitled to all other compensation due to the individual from the Corporation through the date of termination. Further, all options that the individual holds in Thermo Electron and its subsidiaries, including the Corporation, would become fully vested as of the date of the change in control. Finally, the individual would be entitled to a cash payment equal to, in the case of Mr. Holt, $20,000, and in the case of Mr. Gent and Mr. Miller, $15,000, to be used toward outplacement services. These executive retention agreements supercede and replace any and all prior severance arrangements which these individuals had with Thermo Electron.

  Assuming that the severance benefits would have been payable as of January 1, 1999 the lump sum salary and bonus payment under such agreement to Mr. Holt, Mr. Gent and Mr. Miller, would have been approximately $1,040,000, $234,500 and $235,000, respectively. In the event that payments under these agreements are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended, the individuals would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by such individual with respect to such payment plus the amount of all other additional taxes imposed on such individual attributable to the receipt of such gross-up payment.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation

  All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

  The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

  External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Pollution Control and Waste Management Industry Group.

  Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

  The Committee changed its fiscal year to end on the 52- or 53-week period ending on the Saturday nearest September 30 in 1995. For calendar 1995 and 1996, the Committee continued to conduct cash compensation reviews on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of the board of directors of its parent company, Thermo Electron, which operates on a fiscal year that ends on the Saturday nearest December 31. In fiscal 1997, the Committee conducted its review of executive cash compensation based on fiscal year performance, except in the case of Mr. Brian D. Holt, the Corporation's chief executive officer and an officer of Thermo Electron. Accordingly, cash bonus compensation was determined based on performance for the nine months from January 1, 1997 to September 27, 1997 and prorated for the nine-month period. In future years, cash bonuses are based on performance for the full fiscal year. Due to Mr. Holt's position as an officer of Thermo Electron, his compensation is continued to be reviewed based on calendar year performance.

  The process for determining each of the elements of total compensation for the Corporation's officers is outlined below.

 Base Salary

  Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the Corporation's other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1998 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

 Cash Bonus

  The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. Generally the measures of operating returns used in the Committee's determinations include return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

Stock Option Program

  The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

  The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent company, Thermo Electron, the Corporation's majority-owned subsidiary, Thermo Trilogy, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

  In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) Awards are reviewed annually in conjunction with the annual review of cash compensation and additional awards are made periodically as deemed appropriate. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made with respect to the common stock of the Corporation's parent company, Thermo Electron, as part of Thermo Electron's stock option program were made under a program that awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron stock.

Stock Ownership and Retention Policies

  The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to retain stock acquired through its stock option program provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

  There are several elements to the Corporation's stock retention program. For example, the Committee annually awards stock options based upon an executive's ownership of the Corporation's Common Stock and unexercised, vested rights to acquire such stock during the prior year. These option awards are independent of the award of stock options as an incentive for management performance. In 1998, the Committee granted options to purchase Common Stock to the named executive officers under this program. These options have three-year terms and vest 100% on the second anniversary of grant. Certain options awarded in 1998 to the named executive officers with respect to the common stock of Thermo Electron were made under a similar program that awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron, as the case may be, held by the employee, as an incentive to buy and hold such company's common stock.

  The Committee established a stock holding policy for executive officers of the Corporation in 1996 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

  In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No such loans are currently outstanding under the plan.

  The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Policy on Deductibility of Compensation

  The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1998 CEO Compensation

  Cash compensation for Mr. Brian D. Holt is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as the chief operating officer, environmental and energy, of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Holt's performance and proposed compensation using a process similar to those used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Holt is evaluated on his performance relative to the Corporation, as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Holt's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Holt's compensation to be paid by the Corporation.

  In December 1997, the Committee conducted its review of Mr. Holt's proposed salary for calendar 1998. The Committee concurred with the recommendation made by the Thermo Electron committee and agreed to an allocation of 90% of Mr. Holt's salary and 90% of his bonus for calendar 1998 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron. No determination of Mr. Holt's bonus for calendar 1998 performance has been made to date, and the Committee is not expected to take any action until March 1999, when the audited financial statements of the Corporation's parent company will be available.

  Awards to Mr. Holt of options to purchase shares of the Corporation's Common Stock are reviewed annually and granted periodically by the Committee using criteria similar to those used for the other executive officers of the Corporation. No options to purchase shares of the Corporation's common stock were awarded to Mr. Holt in fiscal 1998.

                         Mr. Frank Jungers (Chairman)
                             Dr. Susan F. Tierney

                         COMPARATIVE PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since January 20, 1995 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Pollution Control and Waste Management Industry Group.

          Comparison of Total Return Among Thermo Ecotek Corporation,
            the American Stock Exchange Market Value Index and the
  Dow Jones Total Return Index for the Pollution Control and Waste Management
            Industry Group from January 20, 1995 to October 2, 1998

                             [GRAPH APPEARS HERE]

           1/20/95   9/29/95  9/27/96   9/26/97   10/2/98
---------------------------------------------------------
TCK         100       125      178       163        181
---------------------------------------------------------
AMEX        100       105      111       135        137
---------------------------------------------------------
DJ POL      100       125      130       158        139
---------------------------------------------------------


  The total return for the Corporation's Common Stock (TCK), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Pollution Control and Waste Management Industry Group (DJ POL) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TCK."

                         RELATIONSHIP WITH AFFILIATES

The Thermo Electron Corporate Charter

  Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries, including the Corporation. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

  Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries has adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

  To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

  The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

Corporate Services Agreement

  As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1% of the Corporation's total revenues for these services in calendar 1997 and 0.8% of the Corporation's total revenues in calendar 1998. The annual fee will be 0.8% of the Corporation's total revenues in calendar 1999. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $1,800,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

Tax Allocation Agreement

  The Corporation and Thermo Electron have a Tax Allocation Agreement ("Tax Allocation Agreement") under which the Corporation is included in the consolidated federal and certain state income tax returns filed by Thermo Electron. The Tax Allocation Agreement provides that Thermo Electron charges or pays the Corporation amounts based on the Corporation's relative contribution to Thermo Electron's tax liability. If in any year the Corporation incurs a loss or generates a tax credit, Thermo Electron shall pay the Corporation the amount of such benefit realized by Thermo Electron attributable to such loss or tax credit on the earlier of (i) the year in which the Corporation would have obtained a tax benefit from such loss or tax credit if the Corporation had filed separate federal income tax returns or
(ii) the year in which the applicable carry-forward period with respect to such loss or tax credit expires. As of October 3, 1998, the aggregate net amount due from the Corporation to Thermo Electron pursuant to the Tax Allocation Agreement is $2,500,000.

Miscellaneous

  Thermo Electron currently beneficially owns approximately 94% of the outstanding shares of Common Stock. On May 6, 1998, Thermo Electron converted its 4.0% Subordinated Convertible Debentures due January 2001 in the aggregate principal amount of $68.5 million into 10,821,485 shares of Common Stock at a conversion rate of $6.33 per share.

  At October 3, 1998, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of approximately $39,000 for amounts due under the Corporate Services Agreement and related administrative charges and for miscellaneous items excluding amounts owed under the Tax Allocation Agreement, net of amounts owed to the Corporation for miscellaneous items. The largest amount of net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since September 27, 1997, was approximately $39,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

  As of October 3, 1998, $21,207,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligations. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, reset quarterly.

  In December 1997 and March 1998, Thermo Trilogy Corporation, a subsidiary of the Corporation, ("Thermo Trilogy") completed private placements of an aggregate of 1,942,821 shares primarily to outside investors of minority investments in its common stock. In connection with Thermo Trilogy's private placement of its shares of common stock in March 1998, Thermo Trilogy and Thermo Electron entered into a placement agreement with KSH Investment Group, Inc. ("KSH") to act as placement agent on behalf of Thermo Trilogy. KSH received a placement agent fee of approximately $387,050 representing 6% of the gross proceeds from the sale of shares of Thermo Trilogy common stock in the March 1998 private placement to investors introduced to Thermo Trilogy by KSH. KSH is a privately held investment banking firm of which John C. Hatsopoulos is a shareholder and managing director. John C. Hatsopoulos is the son of John N. Hatsopoulos, a director of the Corporation. John C. Hatsopoulos received a portion of this placement agent fee equal to $16,750.

Stock Holding Assistance Plan

  In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. No such loans are currently outstanding under the plan.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1990. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.

                                 OTHER ACTION

  Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than October 8, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after December 18, 1999.

                            SOLICITATION STATEMENT

  The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone or by telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Waltham, Massachusetts

February 5, 1999

                                 FORM OF PROXY

                           THERMO ECOTEK CORPORATION

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 10, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Theo Melas-Kyriazi, Brian D. Holt and Frank Jungers, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Thermo Ecotek Corporation, a Delaware corporation (the "Company"), to be held on Wednesday, March 10, 1999 at 11:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on January 20, 1999, with all of the powers the undersigned would possess if personally present at such meeting.

           (IMPORTANT -- TO BE SIGNED AND DATED ON THE REVERSE SIDE)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                           THERMO ECOTEK CORPORATION

                                March 10, 1999



--------------- Please Detach and Mail in the Envelope Provided ---------------

[X]  Please mark your votes
     as in this example.

1.   ELECTION OF DIRECTORS OF     FOR     WITHHELD     Nominees:
     THE COMPANY (see reverse).   [_]       [_]          Jerry P. Davis
                                                         George N. Hatsopoulos
FOR all nominees listed at right, except authority       John N. Hatsopoulos
to vote withheld for the following nominees (if any).    Brian D. Holt
                                                         Frank Jungers
----------------------------------------------------     William A. Rainville
                                                         Susan F. Tierney

2. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.




SIGNATURE(S)                                      DATE
             ----------------------------------        -----------------------

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.